Exhibit 3.01.22

The State of Ohio

Certificate

Secretary of State - Bob Taft

1019070

It is hereby certified that the Secretary of State of Ohio has custody of the business records for TWENTY FIRST CENTURY COMMUNICATIONS OF CANADA, INC. and that said business records show the filing and recording of:

Document(s) Document No(s):

DOMESTIC ARTICLES/FOR PROFIT 199821500873

United States of America Witness my hand and the seal of the Secretary

State of Ohio of State at Columbus, Ohio, This 31st day of

Office of the Secretary of State July, AD. 1998

THE SEAL OF THE SECRETARY OF STATE OF OHIO

WITH GOD ALL THINGS ARE POSSIBLE

/s/ Bob Taft

Bob Taft

Secretary of State

ARTICLES OF INCORPORATION

OF

Twenty First Century Communications of Canada, Inc.

ARTICLE I.

Name

The name of said corporation shall be Twenty First Century Communications of Canada, Inc.

ARTICLE II.

Principal Place of Business

The place in the State of Ohio where the principal office of the corporation is to be located is Columbus, Franklin County.

ARTICLE III.

Purpose

This corporation is formed to engage in any lawful act or activity for which corporations may be formed under sections to 1701.98, inclusive, of the Ohio Revised Code.

ARTICLE IV.

Capital Stock

The maximum number of shares which the corporation is authorized to have outstanding is Eight Hundred Fifty (850) Common Shares Without Par Value.

ARTICLE V.

Minimum Capital

The minimum amount of capital with which the corporation shall begin business is Five Hundred Dollars ($500.00).

ARTICLE VI.

Authority of Board of Directors

The Board of Directors may fix and vary the amount of working capital of the corporation, determine whether any (and, if any, what part) of the surplus, however created or arising, shall be used or disposed of or declared in dividends or paid to shareholders and, without action by the shareholders, use and apply such surplus, or any part thereof, or such part of the stated capital of the corporation as is permitted under the laws of the State of Ohio, at any time or from time to time, in the purchase or acquisition of shares of any class, voting trust certificates for shares, bonds, debentures, notes, script, warrants, obligations, evidences of indebtedness of the corporation, or other securities of the corporation, to such extent or amount and in such manner and upon such terms as the Board of Directors shall deem expedient and without regard to any provisions which may now or hereafter be contained in this Sixth Article of the corporation’s Articles of Incorporation with respect to the redemption of any class of shares at the option of the corporation. Further, the Board of Directors shall be permitted to take all actions required by law to reduce the stated capital of the corporation to the extent necessary for the lawful purchase of its shares, or shall take such other action, including but not limited to obtaining a current appraisal of the assets of the corporation to a revaluation of the assets on the corporation’s books, as may be appropriate or necessary to permit a lawful purchase of the shares.

ARTICLE VII.

Future Statutes

Every statute of the State of Ohio hereafter enacted, whereby rights or privileges of shareholders of a corporation organized under the General Corporation Law of Ohio are increased, diminished, or in any way affected, or whereby effect is given to any action authorized, ratified or approved by less than all of the shareholders of any such corporation, shall apply to the corporation and shall bind every shareholder to the same extent as if such statute had been in force at the date of filing of these Articles of Incorporation.

ARTICLE VIII.

Directors and Officers

A director or officer of the corporation shall not be disqualified by his office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent or otherwise. No transaction, contract or act of the corporation shall be void, voidable or in any way affected or invalidated by reason of the fact that any director or officer, or any firm of which any director or officer is a member, or any corporation of which any director or officer is a shareholder, director or trustee, or any trust of which any director or officer is a trustee or beneficiary, is in any way interested in such transaction or contract or act. No director or officer shall be accountable or responsible to the corporation for or in respect to any transaction, contract or act of the corporation or for any gains or profits directly or indirectly realized by him by reason of the fact that he, or any firm of which he is a member, or any corporation of which he is a shareholder, director or trustee, or any trust of which he is a trustee or beneficiary, is interested in such transaction, contract or act, provided the fact that such director or officer, or such firm or such corporation, or such trust which is so interested shall have been disclosed or shall have been known to the Board of Directors or such members thereof as shall have been present at any meeting of the Board of Directors at which action upon such contract, transaction or act shall have been taken. Any director may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize or take action in respect to any such contract, transaction or act, and may vote thereat to authorize, ratify or approve any such contract, transaction or act, and any officer of the corporation may take any action within the scope of his authority respecting such contract, transaction or act with like force and effect as if he, or any firm of which he is a member, or any corporation of which he is a shareholder, director or trustee, or any trust of which he is a trustee or beneficiary, were not interested in such transaction, contract or act. Without limiting or qualifying the foregoing, if in any judicial or other inquiry, suit, cause or proceeding the question of whether a director or officer of the corporation has acted in good faith is material, then notwithstanding any statute or rule of law or of equity to the contrary (if any there be), his good faith shall be presumed, in the absence of proof to the contrary by clear and convincing evidence.

ARTICLE IX.

Indemnification

Except as otherwise provided herein, every person who is or has been a director or officer of the corporation, and each person who is serving or has served at its request as a director, trustee or officer of another enterprise (and the heirs and personal representatives of each such director, trustee and officer) shall be indemnified by the corporation against expenses and liabilities actually and necessarily incurred by him in connection with the defense of either (i) any action, suit or proceeding to which he may be a party defendant; or (ii) any claim of liability asserted against him, by reason or his being or having been a director or officer of the corporation. Without limitation, the term “expense” includes any amount paid or agreed to be paid in satisfaction of a judgment or in settlement of a judgment or claim of liability other than any amount paid or agreed to be paid to the corporation itself. In order to be entitled to indemnification, it must be determined that there was no negligence or misconduct on the officer or director’s part, that such officer or director acted in good faith in what he thought was the best interest of the corporation and, with respect to indemnification for criminal prosecutions, it must be determined that such officer or director did not have reasonable cause to believe such conduct was unlawful. The preceding determinations shall be made by (1) the court having jurisdiction of the action, suit or proceeding against such director or officer or of a suit involving his right to indemnification; or (2) by a majority of the directors of the corporation then in office other than those involved in such matter (whether or not such majority constitutes a quorum) or, if there are not at least two directors of the corporation then in office, other than those involved in such matter, by a majority of a committee selected by the Board of Directors of three or more persons (not including any person involved in such matter) who are, to the extent possible, shareholders of the corporation, and who may be directors or officers of the corporation, provided that such indemnity in case of a settlement shall not be allowed by such directors or committee unless it is found by independent legal counsel (meaning a lawyer who is not a director or officer, or employee of the corporation, and is not a partner or professional associate of a director, officer or employee of the corporation) that such settlement is reasonable in amount and in the interest of the corporation. The foregoing right of indemnification shall be in addition to all rights to which any such director or officer may be entitled as a matter of law.

ARTICLE X.

Waiver of Pre-emptive Rights

No holder of shares of the corporation of any class shall be entitled as such, as a matter of right, to subscribe for or purchase shares of any class now or hereafter authorized or to subscribe for or purchase securities convertible into or exchangeable for shares of any class or to which shall appertain or be attached warrants or rights entitling the holder thereof to subscribe for or purchase shares of any class, except such rights of subscription or purchase, if any, at such price or prices, and upon such terms and conditions as the Board of Directors in its discretion from time to time may determine.

ARTICLE XI.

Close Corporation Agreement

The internal affairs of the corporation, the relations of the shareholders among themselves, and the authority of the Board of Directors shall be regulated in all respects by the Close Corporation Agreement set forth in the Code of Regulations of the corporation, and which is governed by Section 1701.591 of the Ohio Revised Code and is assented to by every person who is a shareholder of the corporation at the time of the agreement’s adoption, whether or not such shareholder is entitled to vote.

ARTICLE XII.

Issuance of Stock

At any time and from time to time when authorized by resolution of the Board of Directors and without any action by its stockholders, the corporation may issue or sell any shares of its capital stock of any class, whether out of the unissued shares thereof authorized by these Articles of Incorporation as originally filed or by any amendment thereof, or out of shares of its stock acquired by it after the issue thereof, and whether or not the shares thereof so issued or sold shall confer upon the holders thereof the right to exchange such shares for other shares of stock of the corporation of any class or classes. The corporation may receive in payment, in whole or in part, for any shares of its stock issued or sold by it, cash, labor done, personal property, or real property, or leases thereof, and in the absence of actual fraud in the transaction, the judgment of the Board of Directors of the corporation as to the value of the labor, property, real estate, or lease thereof so received, shall be conclusive.

The undersigned Incorporator has executed these Articles of Incorporation this 31st day of July 1998, in accordance with the requirements of Ohio Revised Code sections 1701.01 to 1701.98, inclusive.

/s/ Todd G. Guttman
Todd G. Guttman, Incorporator

ACCEPTANCE OF APPOINTMENT AS STATUTORY AGENT

Concurrently with the filing of the foregoing Articles of Incorporation, said Incorporator appointed HL STATUTORY AGENT, INC., an Ohio Corporation with its principal offices at 3300 BP America Building, 200 Public Square, Cleveland, Cuyahoga County, Ohio, 44114 as the agent upon whom process, tax notices and demands against Twenty First Century Communications of Canada, Inc. might be served. The undersigned hereby acknowledges and accepts its appointment as statutory agent for Twenty First Century Communications of Canada, Inc. this 31st day of July, 1998. Said Original Appointment of Agent was duly filed with the Secretary of the State of Ohio, together with said Articles of Incorporation, and recorded in the Records of Incorporations.

HL STATUTORY AGENT, INC.

By: